Exhibit 99.1

FOR IMMEDIATE RELEASE

Saudi Aramco, Dow Sign Sadara JV Shareholders’ Agreement
JV to drive downstream industries and support economic growth in Kingdom and emerging markets

DHAHRAN, SAUDI ARABIA and MIDLAND, MICHIGAN – October 8, 2011 – Saudi Aramco President and Chief Executive Officer Khalid A. Al-Falih and Dow Chairman and Chief Executive Officer Andrew N. Liveris today signed the Joint Venture (JV) Shareholders’ Agreement for Sadara Chemical Company.

His Excellency, Ali Ibrahim Al-Naimi, Saudi Arabia Minister of Petroleum and Mineral Resources and Chairman of Saudi Aramco presided  over the ceremony; His Excellency Dr. Ibrahim Al-Assaf, Saudi Arabia Minister of Finance; His Royal Highness Prince Saud ibn Abdullah ibn Thunayan, Chairman of the Royal Commission for Jubail and Yanbu; and His Royal Highness Prince Faisal Bin Turki Bin Abdulaziz Al-Saud, Advisor, Ministry of Petroleum and Mineral Resources, and distinguished guests of both companies were  in attendance at the landmark event.

Today’s event is another major step forward for Sadara, which will be comprised of 26 manufacturing units, several of which constitute “mega projects” in themselves.  Once complete, the JV complex will be one of the world’s largest integrated chemical facilities, and the largest ever built in one single phase. Saudi Aramco and Dow announced their respective Board authorizations to form the JV on July 25, 2011.

Just over 100 kilometers from where Al-Falih and Liveris signed the agreement, bulldozers, graders and rollers are proceeding with site preparations on the world-scale, mixed feed cracker, which will be integrated with Saudi Aramco’s extensive hydrocarbon infrastructure.

“Sadara is an extraordinary and unique venture that will build upon the strengths of both Dow and Saudi Aramco to deliver the diversified and specialty materials and chemicals needed to drive growth in the entire region and beyond,” said Andrew Liveris, Dow’s Chairman and Chief Executive Officer.

“This premier partnership is truly unprecedented and is very well positioned to bring value creation on every front; transforming the Saudi economy, as well as the entire chemical industry, at the same time. This is a great moment for Dow, our partner Saudi Aramco, and for the people of Saudi Arabia. I congratulate everyone who has worked so hard to see this vision become a reality,” said Liveris.

Sadara is expected to deliver annual revenues of approximately $10 billion within a few years of operation while contributing significantly to Saudi Arabia’s industrial diversification. The planned product portfolio will add value chains to the Kingdom’s vast natural resources and complement the existing chemical landscape. Ultimately, the JV will be instrumental in Saudi Arabia’s strategy to become not only a strategic chemicals and plastics producer, but also a hub for future downstream manufacturing.

Saudi Aramco President and Chief Executive Officer Al-Falih said: “Sadara is a milestone for Saudi Aramco and a cornerstone of our transformational downstream growth strategy, which will add further value to our significant petroleum value chain. As the world’s largest integrated and most reliable supplier of energy and petroleum-based derivative products, our strengths complement those of Dow, the world’s foremost chemicals company with a global track record and unique suite of chemicals technology.

“I am confident that Sadara will be a game-changer in the Kingdom’s petrochemical industry as it has all the needed ingredients for success. It is a unique partnership that will be a success story for generations to come. We are looking forward to Sadara being an enabler of further economic development, entrepreneurial and employment opportunities in Saudi Arabia,” Al-Falih added.

The JV and related investments are expected to generate thousands of direct and indirect employment opportunities. For the JV alone, by the end of 2011, Dow and Saudi Aramco are aiming to recruit hundreds of Saudi nationals as the first batch of technical trainees for competitive and unique manufacturing and engineering training programs.

Utilizing Dow’s cutting-edge product technologies and Saudi Aramco’s world-class project management and execution capabilities, the manufacturing units will produce a wide range of performance products such as Polyurethanes (isocyanates, polyether polyols), Propylene Oxide, Propylene Glycol, Elastomers, Linear Low Density Polyethylene, Low Density Polyethylene, Glycol Ethers and Amines. Sadara will market products within a regional zone of eight countries, including the Kingdom. Dow will leverage its global marketing know-how to market and sell on behalf of Sadara to the rest of the world.

First production units are expected to come on line in the second half of 2015. All units are expected to be up and running in 2016.

About The Dow Chemical Company

Dow (NYSE: Dow) combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2010, Dow had annual sales of $53.7 billion and employed approximately 50,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

About Saudi Aramco

Owned by the Saudi Arabian Government, Saudi Aramco is a fully integrated, global petroleum enterprise and a world leader in exploration and production, refining, distribution, shipping, marketing and petrochemicals manufacturing. The Company manages 260.1 billion barrels of proven reserves of crude oil, the largest, and 279 trillion cubic feet of gas reserves, the fourth-largest in the world. Saudi Aramco produced 7.9 million barrels per day of crude oil in 2010 and through its affiliate, Vela International Marine Limited, owns and operates one of the world’s largest tanker fleet to help transport crude oil and refined products. In addition to its headquarters in Dhahran, Saudi Arabia, Saudi Aramco, through its affiliates, has joint ventures and subsidiary offices in China, Japan, India, the Netherlands, the Republic of Korea, Singapore, the United Arab Emirates, the United Kingdom and the United States. Saudi Aramco also refines and distributes petroleum products throughout the Kingdom of Saudi Arabia to meet domestic daily energy demands. For more information, please go to www.saudiaramco.com.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts

For editorial information:
Fadi Fahem
The Dow Chemical Company
+971 4 312 3687

Greg Baldwin
The Dow Chemical Company
+1-989-638-0745